Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

June 6, 2007

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@gd.com

General Dynamics Chairman and CEO Nicholas D. Chabraja

Extends Contract through June 2009

FALLS CHURCH, Va. – General Dynamics Chairman and Chief Executive Officer Nicholas D. Chabraja, 64, today extended his employment contract with the company through June 30, 2009, at the board of directors’ request. Chabraja’s previous agreement would have ended April 30, 2008.

Headquartered in Falls Church, Virginia, General Dynamics employs approximately 82,600 people worldwide and had 2006 revenues of $24.1 billion. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. Additional information about the company is available at www.generaldynamics.com.

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